EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) dated as of November 17, 2006 is by and between OrthoLogic Corp., a Delaware corporation (the “Company”), and James T. Ryaby, Ph.D. (“Consultant”).

RECITALS

A.    The Company and Consultant are parties to a Separation Agreement and Release dated the date hereof (the “Separation Agreement”), pursuant to which Consultant ceased to be an officer and employee of the Company.

B.    The Company desires to engage Consultant, and Consultant desires to accept such engagement, on the terms and conditions set forth in this Agreement.

C.    The Company and Consultant are parties to an Invention, Confidential Information and Non-Competition Agreement dated February 9, 1999 (“Invention Agreement”), which shall survive the termination of Consultant’s employment and the entry into this Agreement and shall remain in full force and effect

AGREEMENT

In consideration of the conditions and covenants contained herein, the parties agree as follows:

1.    Engagement.  The Company hereby engages Consultant and Consultant hereby accepts such engagement with the Company, on the terms and conditions set forth in this Agreement (the “Engagement”).

2.    Duties and Performance.

(a)    During the Engagement, Consultant shall report to the President of the Company and shall perform such consulting services for the Company as the Company (acting through its President) may reasonably request in writing. During the Engagement, Consultant shall devote substantially all of his business time, attention, and energies to the Company on an exclusive basis, shall give undivided loyalty to the Company and shall use his best efforts to advance the interests of the Company; provided, that this Section 2(a) shall not prohibit Consultant from engaging in consulting or other services for another entity for up to five days per calendar month after the expiration of the Initial Term if such consulting or other services are disclosed in writing in advance to the Company.

(b)    Consultant shall not have, nor shall Consultant represent to any party that Consultant has, any power or authority to enter into written or oral agreements on behalf of the Company or otherwise bind the Company.

(c)    Consultant shall provide the services hereunder at Consultant’s home or at one or more other offsite locations to be determined by Consultant, at Consultant’s expense, if any, subject to Section 4(c), below. Consultant shall not have access to the Company’s internal IT network. Information and documents that Consultant believes are necessary to perform his services hereunder shall be provided to Consultant, in the discretion of the Company, upon written request to the Company’s President. Consultant shall not visit the Company’s premises except upon, and in accordance with, the invitation of the Company’s President or Executive Chairman.

(d)    Consultant shall be responsible for providing, at Consultant’s expense, all necessary equipment and supplies for the performance of his services hereunder.

3.    Term.  The Engagement shall commence on the date hereof and, unless earlier terminated as provided herein, shall continue until and expire on December 31, 2007 (the “Term”). The Company and Consultant shall meet on or about September 30, 2007 to discuss extending the Term beyond December 31, 2007.

4.    Fees, Benefits and Expenses.

(a)    Ten days after the signing of this Agreement, the Company shall pay to Consultant a one-time administrative payment in the amount of $40,000 to cover Consultant’s start-up expenses.

(b)    During the Term, the Company shall pay to Consultant a consulting fee at the rate of $250,000 per year, subject to required withholdings, if any, payable in arrears in equal monthly installments or, at the discretion of the Company, on the Company’s regular employee payroll schedule (the “Consulting Fee”).

(c)    The Company shall pay or reimburse Consultant for all reasonable travel and other expenses incurred or paid by Consultant in connection with the performance of services under this Agreement, provided that such expenses are approved in advance in writing by the Company. Payment shall be made within 30 days following the presentation of expense statements or vouchers and supporting information consistent with the Company’s reimbursement policies; provided, that the Company shall not in any event reimburse Consultant for (i) first class or business class travel or (ii) entertainment expense not specifically approved in writing in advance by the Company.

(d)    The Company shall promptly reimburse Consultant for the cost of Consultant’s purchase under COBRA of health and dental insurance, including dependent care coverage, during the Term (the “Benefit Reimbursement”). Consultant shall be responsible for making all necessary elections, making the necessary payments and providing reasonable documentation to the Company evidencing such payments.

(e)    Except as expressly provided in this Section 4, the Company shall have no obligation to provide any health, welfare, retirement, employee or other benefits to Consultant.

5.    Termination.  Consultant’s Engagement by the Company shall terminate as set forth below. No termination shall affect any rights or obligations accruing prior thereto or any continuing obligations of the parties hereunder.

(a)    The Engagement shall be terminable by the Company during the first 123 days of the Term (the “Initial Term”) only for cause. Thereafter, the Engagement will be terminable by either party with or without cause upon 60 days prior written notice. If the Company terminates the Engagement during the Initial Term for cause, the Company shall pay Consultant the accrued and unpaid Consulting Fee, Benefit Reimbursement and expense reimbursements through the date of such termination and the Company shall have no further obligation to pay any amounts or provide any benefits hereunder. If the Company terminates the Engagement during the Initial Term without cause, the Company shall pay Consultant the accrued and unpaid expense reimbursements through the date of such termination and the Consulting Fee and Benefit Reimbursement for the remainder of the Initial Term plus 60 days, after which the Company shall have no further obligation to pay any amounts or provide any benefits hereunder. If the Company terminates the Engagement after the Initial Term with or without cause, the Company shall pay Consultant the accrued and unpaid Consulting Fee, Benefit Reimbursement and expense reimbursements through the later of the date of such termination or 60 days after the expiration of the Initial Term and the Company shall have no further obligation to pay any amounts or provide any benefits hereunder.

(b)    Either party may terminate the Engagement for cause upon 15 days prior written notice, which shall specify the cause for the termination. Cause shall include any of the following occurring after the date hereof: (i) material neglect of duties, (ii) material violations of corporate policies (including confidentiality and insider trading policies) established by the Company, (iii) material breach of the Separation Agreement or the Invention Agreement or any other material agreement between Consultant and the Company and (iv) commission of one or more acts of dishonesty that negatively affect the Company or Consultant’s standing in the scientific community or that challenge Consultant’s research or scientific integrity. However, if the reason for termination is curable, and the party receiving notice cures the specified cause during such 15-day period, the Engagement shall not terminate.

(c)    Additionally, the Engagement shall terminate immediately upon the death or disability of the Consultant. For this purpose, the Consultant shall be deemed to be disabled if he is unable substantially to perform the duties required by the Engagement, as determined by a responsible and licensed physician, for a continuous period of 60 days or for any 60 days within any 120-day period. In the event of such termination during the Initial Term, the Company shall pay to Consultant, or Consultant’s estate, as the case may be, the Consulting Fee for the remainder of the Initial Term plus 60 days.

(d)    Upon termination of this Agreement for any reason, Consultant shall immediately return any and all things in his possession or control belonging to the Company, including without limitation, computers, files and documents (whether in electronic or hard copy format).

6.    Restrictive Covenants.

(a)    Consultant acknowledges and recognizes that prior to and during the Term he has been and will be privy to confidential information of the Company. Accordingly, in consideration of the promises contained herein and the consideration to be received by Consultant hereunder, without the prior written consent of the Company, Consultant shall not, at any time during the Term or within 180 days thereafter (x) “engage” (as hereinafter defined) in any Competing Business (as hereinafter defined) in the United States, Canada or Europe, or (y) directly or indirectly (i) induce, solicit or encourage employees of the Company or any direct or indirect subsidiary thereof to terminate their employment with the Company or any such direct or indirect subsidiary, whether or not in connection with commencing employment with a Competing Business or (ii) induce or encourage any entity or person with which the Company or any direct or indirect subsidiary thereof has a business relationship to terminate or alter such business relationship. As used herein, “Competing Business” shall mean any person or organization that is designing, researching, developing, producing, marketing, distributing, leasing, licensing or selling a pharmaceutical that is competitive with any product or product candidate that is actively being designed, researched, developed, produced, marketed, distributed, leased, licensed or sold by the Company during the term of this Agreement (a “Conflicting Product”). For the avoidance of doubt, Conflicting Products shall include medical devices that are combination products involving the use of one or more pharmaceuticals that constitute Conflicting Products, but shall not include medical devices that are not combination products involving the use of such pharmaceuticals. For purposes of this Section 6, “engage” shall mean to serve as an officer, director, consultant or employee of or to beneficially own more than 2% of the outstanding equity of a Competing Business. It is agreed that a violation of the covenants in this Section 6 is not curable for purposes of Section 5(b) of this Agreement.

(b)    Consultant understands that the foregoing restrictions may limit his ability to earn a livelihood after the termination of this Agreement in a business similar to the business of the Company or any subsidiary or affiliate thereof, but he nevertheless believes that he has received and will receive sufficient consideration provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), Consultant does not believe would prevent him from earning a living.

(c)    It is agreed that the covenant in the foregoing Section 6(a) supersedes the restrictive covenant in Section 6 of Consultant’s Invention Agreement. All other provisions in the Invention Agreement shall remain in full force and effect.

7.    Injunctive Relief.  It is agreed that the restrictions contained in Section 6 “Restrictive Covenants” of this Agreement are reasonable, but it is recognized that damages in the event of the breach of any of those restrictions will be difficult or impossible to ascertain; and, therefore, Consultant agrees that, in addition to and without limiting any other right or remedy the Company may have, the Company shall have the right to obtain an injunction against Consultant issued by a court of competent jurisdiction enjoining any such breach if and to the extent that the Company can establish that it has met its burden in demonstrating that it satisfies the corresponding legal standards for imposing injunctive relief under Arizona law. Moreover, nothing in this Agreement shall limit any rights or remedies otherwise available to the Company or Consultant, including recovering damages for any breach of this Agreement.

8.    Part of Consideration.  Consultant also agrees, acknowledges, covenants, represents and warrants that he is fully and completely aware that, and further understands that, the restrictive covenants contained in Section 6 “Restrictive Covenants” of this Agreement and in the Invention Agreement, which are incorporated herein, are an essential part of the consideration for the Company entering into this Agreement and that the Company is entering into this Agreement in full reliance on such acknowledgments, covenants, representations and warranties.

9.    Nondelegability of Consultant’s Rights and Company Assignment Rights.  The obligations, rights and benefits of Consultant hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. Upon mutual agreement of the parties, the Company upon reasonable notice to Consultant may transfer Consultant to an affiliate of the Company, which affiliate shall assume the obligations of the Company under this Agreement. This Agreement shall be assigned automatically to any entity merging with or acquiring the Company.

10.    Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona, exclusive of the conflict of law provisions thereof, and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona.

11.    Attorneys’ Fees.  If any party finds it necessary to employ legal counsel or to bring an action at law or other proceeding against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys’ fees as well as court costs all as determined by the court and not a jury; provided, that nothing in this Section 11 shall be implied as a waiver of either party's right to request a jury trial.

12.    Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered given and delivered when personally delivered to the party to whom such notice or communication is addressed, or one business day after posting with an overnight courier, or when confirmation is received if sent by facsimile, or three business days after mailing via certified mail through the United States Postal Service, postage prepaid, with return receipt requested, properly addressed to a party at the address set forth below, or at such other address as such party shall have specified by notice given in accordance with this Section:

If to the Company, to:	OrthoLogic Corp.
1275 W. Washington St.
Tempe, AZ 85281
Attn: President
Fax: (602) 926-2641

If to Consultant, to:	James T. Ryaby, Ph.D.
9721 N. 118th Way
Scottsdale, AZ 85259

With fax and email copies to:	Alan K. Hyde, Esq.
Holm, Wright, Hyde & Hays PLC
Fax: (480) 961-0818
Email: ahyde@holmwright.com

13.    Entire Agreement.  This Agreement and the Invention Agreement constitute the final written expressions of the agreement between the parties with regard to Consultant’s engagement and are complete and exclusive statements of those terms. They supersede all understandings and negotiations concerning the matters specified herein and therein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement or the Invention Agreement shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement and the Invention Agreement shall be binding upon any party unless made in writing and signed by all parties.

14.    Waiver. The waiver by either party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

15.    Invalidity of any Provision.  The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provisions hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provisions were omitted.

16.    Attachments Incorporated by Reference.  The Invention Agreement and all attachments or exhibits to this Agreement are incorporated herein by this reference as though fully set forth herein. In the event of any conflict, contradiction or ambiguity between the terms and conditions in this Agreement and any of its attachments, the terms of this Agreement shall prevail.

17.    Interpretation of Agreement.  When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Headings in this Agreement are for informational purposes only and shall not be used to construe the intent of this Agreement.

18.    Binding Effect; Benefits.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

19.    Effect of Revocation of Separation Agreement.  Notwithstanding anything herein to the contrary, if Consultant revokes the Separation Agreement as permitted therein, this Agreement shall be null and void, ab initio, and neither party shall have any liabilities or obligations whatsoever hereunder.

20.    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Consultant and the Company have executed this Agreement as of the date first written above.

Company		Consultant

ORTHOLOGIC CORP.

By:	/s/ John M. Holliman	/s/ James T. Ryaby, Ph.D.
	John M. Holliman, III	James T. Ryaby, Ph.D.
Executive Chairman